Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

September 1, 2021

Jeffrey S. Hackman

[***]

Re: Employment Offer

Dear Jeff:

I am pleased to offer you employment with ReForm Biologics, Inc. (the “Company”). The initial terms of your employment, should you accept this offer, are as set forth in this letter agreement (the “Agreement”).

1. Position. Your position will be President and Chief Executive Officer of the Company. You will have such duties as the Company’s Board of Directors (the “Board”) determines. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time); provided that you may engage in the activities listed on Exhibit A hereto and such other outside business activities that are approved by the Board (approval which will not be unreasonably withheld), in each case, provided that such activities do not interfere with the performance of your duties to the Company and do not violate the Restrictive Covenant Agreement (as defined below). In addition, it is anticipated that, as soon as reasonably practicable following the Start Date (as defined below), you will be appointed to serve as a member of the Board, provided that you understand that you will hold such position on the Board only for so long as you remain the Company’s Chief Executive Officer.

2. Start Date. The first day of your employment for purposes of this Agreement will be September 1, 2021 unless another date is mutually agreed to by you and the Company (such actual first day of employment, the “Start Date”).

3. Salary. The Company will pay you a base salary at the rate of $400,000 annually. Your base salary will be subject to adjustment from time to time at the Board’s discretion. Your base salary will be reviewed by the Board annually and in connection with any strategic transaction effected by the Company (including a SPAC transaction, public offering, change of control or sale of material assets of the Company outside the ordinary course of business) prior to the first (1st) anniversary of the Start Date. Your base salary in effect from time to time is referred to herein as the “Base Salary.” The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and shall be subject to applicable deductions and withholdings.

4. Annual Bonus. You will be eligible for an annual cash bonus, based on individual and/or Company performance targets determined by the Board; provided, that any annual bonus earned in respect of fiscal year 2021 shall be pro-rated for the number of days elapsed between the Start Date and December 31, 2021. Your target annual bonus shall initially be $140,000. The target bonus is subject to adjustment from time to time at the Board’s discretion. In the event that the Board determines that you have earned an annual bonus in respect of any year, such bonus shall be payable as follows (a) with respect to any bonus payable in respect of the year ending December 31, 2021, such bonus shall be payable in two installments, with two thirds (2/3) of such bonus payable not later than March 1, 2022 and the remainder paid not later than March 1, 2023 and (b) with respect to any bonus payable in respect of any other year, 100% of such bonus shall be payable within sixty (60) days of the end of such fiscal year; provided in all such cases that you remain employed by the Company through the date on which the bonus (or any installment thereof) is paid. Notwithstanding the foregoing or anything else in this Agreement to the contrary, no portion of any bonus shall be due or payable if you are not employed by the Company on the date on which the bonus (or any installment thereof) is paid.

5. Equity. Subject to the approval of the Board in its discretion and your employment with the Company on the grant date, the Company shall grant you an option to purchase 360,000 shares of the Company’s common stock, par value $.001 per share (the “Option”), subject to the Company’s 2021 Stock Option and Grant Plan (as amended and in effect, the “Plan”) and an Incentive Stock Option Agreement on substantially the Company’s standard form (the “Equity Documents”). The Option shall have an exercise price equal to the fair market value at the time of grant (as determined by the Board in its sole discretion) and vest over four (4) years, with twenty-five percent (25%) vesting on the first anniversary of your Start Date and the remainder vesting in equal monthly installments thereafter, subject to your continued employment on each applicable vesting date.

6. Benefits. You will be eligible for the employee benefits the Company provides to senior executives from time to time, subject to the terms and conditions of the Company’s benefit plans and other applicable policies.

7. Flexible Paid Time Off. You will be eligible for flexible paid time off in accordance with the Company’s policy in effect from time to time.

8. At-Will Employment; Accrued Obligations; Resignation(s) in Connection with Termination. Your employment with the Company is at-will, meaning either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its discretion. In the event of the termination of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). In connection with the termination of your employment for any reason, you agree to resign from any officer, director or other positions that you have with the Company or any Company affiliate, effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s).

9. Severance. In the event the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), in each case, provided you (i) enter into, do not revoke and comply with the terms of a separation agreement and release in the form provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities,

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nondisparagement obligations, a seven-business day revocation period and a waiver of any right to garden leave pay or any other noncompetition consideration (the “Release”) within the time period provided in the Release but in no event later than sixty (60) days after the Date of Termination and (ii) comply with the Restrictive Covenant Obligations in all respects, then in addition to the Accrued Obligations, the Company will provide you with (a) continuation of your Base Salary as of the Date of Termination for the Severance Period (the “Severance Payments”); provided in the event you breach any of the Restrictive Covenant Obligations, all payments of the Severance Payments shall immediately cease. For purposes of this Agreement, the “Severance Period” shall be (x) if your employment is terminated by the Company without Cause prior to the first (1st) anniversary of the Start Date, the period from the Date of Termination until three (3) months thereafter and (y) otherwise, the period from the Date of Termination until six (6) months thereafter.

The Severance Payments shall commence within sixty (60) days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Salary Continuation Payment is considered a separate payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenant Agreement (as defined below) (including without limitation Noncompetition Consideration as defined therein), the Severance Benefits to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenant Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason, or due to your death or disability (the latter as determined by the Company in good faith), you will be entitled to the Accrued Obligations but not to the Severance Payments.

For purposes of this Agreement:

“Cause” means: (1) your willfully dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (2) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (3) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, 90 days after written notice given to you by the Company; (4) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (5) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. If the Company has terminated you without Cause or you have resigned and after the Date of Termination, matters constituting Cause become known to the Company, or if you resign after the Company learns of matters constituting Cause but before the Company is able to effect a termination for Cause, the Company may in any such case, by written notice to you, treat such termination as being for Cause. Any determination of Cause shall be made by the Board in its sole discretion.

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“Good Reason” means (I) a material diminution in your Base Salary except for across-the-board salary reductions similarly affecting all or substantially all executive level employees of the Company, (II) a demotion or other material adverse change in your title or role with the Company (provided, however, that a reduction in responsibilities, authority or duties solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company remains in such officer position with respect to the Company’s business following a transaction but is not made an officer of the acquiror or any of its other business lines) will not constitute “Good Reason”) or (III) a change of more than fifty (50) miles in the geographic location at which you provide services to the Company, in each case, so long as you provide at least ninety (90) days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter.

10. Confidential Information and Other Restricted Activities. As a condition of the commencement of your employment, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B. The Restrictive Covenant Agreement, along with any other confidentiality and restrictive covenant obligation you have to the Company or any of its affiliates, are referred to as the “Restrictive Covenant Obligations.” You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11. Obligations to Third Parties. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations (including with respect to noncompetition, nonsolicitation, invention assignment and the nondisclosure of confidential information) that would or may prohibit or materially inhibit you from performing your duties for the Company. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer. You further agree that you will not disclose or use confidential information of any former employer or other third party and that you will respect any other restrictive covenant obligation you have to any former employer or other third party.

12. Section 409A; Taxes. It is intended that the benefits provided under this letter and the Restrictive Covenant Agreement shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this letter and the Restrictive Covenant Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter or the Restrictive Covenant Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, or any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter or the Restrictive Covenant Agreement. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable

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withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

13. Interpretation and Enforcement. This Agreement, including the Restrictive Covenant Obligations and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. Except as may be expressly otherwise provided in the Restrictive Covenant Obligations or the Equity Documents: (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law that would require or permit the application of the laws of any other jurisdiction; and (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.

14. Assignment. You may not make any assignment of this Agreement or any interest in it. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Obligations) without your consent to any affiliate or to any other person or entity. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Miscellaneous. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chairperson of the Board or other person designated by the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs, each of which shall be an original and all of which together shall constitute one and the same instrument.

Remainder of Page Left Intentionally Blank

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Please indicate your acceptance of this offer by signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement.

REFORM BIOLOGICS, INC.

By:	/s/ James Sherblom
Name: James Sherblom
Title: Chairman

I have read and accept this employment offer:

Jeffrey S. Hackman

Signature Page to Offer Letter

Please indicate your acceptance of this offer by signing below and returning a copy of this letter and the signed Restrictive Covenant Agreement.

REFORM BIOLOGICS, INC.

By:
Name: James Sherblom
Title: Chairman

I have read and accept this employment offer:

/s/ Jeffrey S. Hackman
Jeffrey S. Hackman

Signature Page to Offer Letter

Exhibit A

Pre-Authorized Outside Activities

None

Exhibit B

Restrictive Covenant Agreement

Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement

In consideration and as a condition of my employment by ReForm Biologics, Inc. (“ReForm” and, together with its subsidiaries and other affiliates and its and their successors and assigns, the “Company”), and in exchange for, among other things, the agreement of ReForm to issue me an option to purchase shares of common stock, par value $.001, of ReForm, which I acknowledge and agree is fair and reasonable consideration which is independent from the commencement or continuation of my employment, I enter into this Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (this “Agreement”) and agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational, technological and scientific information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, know-how and trade secrets, and other Developments (as defined below); and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information. I understand that the Company strictly prohibits me from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with my employment. In addition, I agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not, directly or indirectly, engage in any other business activity, except as expressly authorized in writing and in advance by a duly authorized representative of the Company. I will advise an authorized officer of the Company or his or her designee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby assign and transfer to the Employing Company (as defined below) and its successors and assigns all my right, title and interest in and to all such Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”), I have set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which I am named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), I have also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Employing Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

For the purposes of this Section 5, the term “Employing Company” means the entity employing me at the time that the applicable Development is created, made, conceived or reduced to practice. If I am jointly employed by two or more entities at such time, the Employing Company means the entity that is the primary employer.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

Subject to Section 5, all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all Company property and equipment in my possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after my employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or related Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development and related Intellectual Property Rights.

8. Nonsolicitation and Noncompetition.

In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of: (i) one (1) year following the date of the cessation of my employment with the Company (the “Last Date of Employment”) or such shorter period as the Company designates in writing to me in connection with the ending of my employment relationship; or (ii) two (2) years following the Last Date of Employment if I breach my fiduciary duty to the Company or if I have unlawfully taken, physically or electronically, property belonging to the Company (in either case the “Restricted Period”):

(a) I shall not, directly or indirectly, in any manner, other than for the benefit of the Company, solicit or transact any business with any of the customers of the Company. For purposes of this Agreement, customers shall include (i) then current customers to which the Company provided products or services during the twelve months prior to the Applicable Date (the “One Year Lookback”) and (ii) customer prospects that the Company solicited during the One Year Lookback and with which I had significant contact or about which I learned confidential information in the course of my employment. The “Applicable Date” means (i) as applied to my activities after my employment ends, the Last Date of Employment and (ii) as applied to my activities during my employment, the date of such activities.

(b) I shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

(c) I shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in, the Business. For purposes of this Agreement: “Business” shall mean, as of the Applicable Date, the business of the Company as conducted during the two years that immediately preceded the Applicable Date (the “Two Year Lookback”) or as currently conducted, or as planned to be conducted in the future (provided that you are aware of such future plans), including, without limitation, the research, manufacturing, development or marketing of products for optimizing the delivery of essential biologic medicines and the performance of any services related to the foregoing. Notwithstanding the foregoing, I shall not be subject to the restrictions of this Section 8(c) after my employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates my employment without Cause or lays me off. For purposes of this Agreement, and notwithstanding anything to the contrary in any other agreement between the Company and me, “Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with my job performance, my conduct or my behavior. For its part, the Company agrees to provide the Noncompetition Consideration to me during the period of my post-employment obligations under this Section 8(c); provided that the Company may waive its rights under this Section 8(c) pursuant to Section 18 below and in such event, the Company shall not be obligated to provide the Noncompetition Consideration. The “Noncompetition Consideration” consists of payments to me for the post-employment portion of the Restricted

Period (but for not more than twelve (12) months following the end of my employment) at the rate of 50% of the highest annualized base salary paid to me by the Company within the Two-Year Lookback which I acknowledge and agree is consideration mutually agreed upon by the Company and me. I acknowledge that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. I further acknowledge and agree that any payments I receive pursuant to this Section 8(c) shall reduce (and shall not be in addition to) any severance or separation pay that I am otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise.

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights that I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. I further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of my violation of this Agreement. If I violate this Agreement, in addition to all other remedies available to the Company at law (including, without limitation, the Company’s right to discontinue any payments I may receive pursuant to Section 8(c)), in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

12. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

15. Notice of Resignation. If I elect to resign from my employment with the Company, I agree to provide the Company with written notification of my resignation at least two (2) weeks prior to my intended resignation date. Such notice shall include information in reasonable detail about my post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which I intend to engage in business activities during the Restricted Period and the nature of my job duties and other business activities. The Company may elect to waive all or part of the two (2) week notice period in its sole discretion, and such waiver shall not result in a termination by the Company for purposes of this Agreement or any other agreement I may have with the Company.

16. Post-Employment Notifications. During the Restricted Period, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17. Disclosures During Restricted Period. I will provide a copy of this Agreement to any person or entity with whom I may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.

18. Waiver; Reduction of Restricted Period by Company. The Company and I acknowledge and agree that the Company may unilaterally waive my post-employment noncompetition obligations under Section 8(c), and in the event that such a waiver occurs before the obligation to pay Noncompetition Consideration takes effect, the Company is not required to pay me the Noncompetition Consideration or any other post-employment payments under this Agreement. The Company’s election not to provide me with the Noncompetition Consideration as set forth in Section 8(c) shall be deemed a waiver of my noncompetition obligations before the obligation to pay Noncompetition Consideration takes effect under Section 8(c). Otherwise, no waiver of any of my obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require my performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Notwithstanding anything to the contrary in Section 8, the Company may reduce the length of the Restricted Period by providing written notice to me of such reduction in connection with the ending of my employment relationship.

19. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

20. Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby consent to the exclusive jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement or for any other lawsuit relating to or arising under this Agreement, and I hereby waive any objection that I might have to personal jurisdiction or venue in those courts, provided, however, the Company and I agree that all civil actions relating to Section 8(c) of this Agreement shall be brought in the county of Suffolk and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.

21. Independence of Obligations. My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement.

22. Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

23. Defend Trade Secrets Act of 2016. I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

24. Other Agreements; Amendment. This Agreement supplements and does not supersede any other confidentiality, assignment of inventions or restrictive covenant agreement between the Company and me. To the extent that this Agreement addresses other subject matters, this Agreement supersedes any other agreements between the Company and me with respect to such subject matters. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and me.

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